Press
Release

Investor and media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2007 FIRST QUARTER FINANCIAL RESULTS
Revenue up 7.9 percent to $91.8 million;
Planned spending on Portable People Meter impacts costs and expenses;
Net income per share (diluted) is $0.52.

NEW YORK, April 19, 2007 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended March 31, 2007.

For the first quarter of 2007, the Company reported revenue of $91.8 million, an increase of 7.9 percent over revenue of $85.1 million during the first quarter of 2006. Contributing to the revenue growth for the quarter were equipment sales consummated in the quarter related to the Company’s international Portable People MeterTM licensing business. Excluding the impact of these sales, revenue grew 7.1 percent.

Costs and expenses for the first quarter increased by 18.0 percent, from $53.7 million in the first quarter of 2006 to $63.3 million in the first quarter of 2007, due primarily to planned spending on the rollout of the Portable People Meter radio ratings service.

The proportionate share of net loss of affiliates in the first quarter of 2007 increased to $(3.8) million from $(2.4) million in the first quarter of 2006. The increase was due primarily to Arbitron’s $(1.1) million share of the net losses for the Project Apollo LLC, the joint effort to develop a national marketing research service with The Nielsen Company. With the formation of the Project Apollo LLC, effective February 2007, a substantial portion of the activity for the Project Apollo initiative is now reported on the proportionate share of net loss of affiliates line of the Statement of Income.

Earnings before interest and income tax expense (EBIT) for the quarter were $24.7 million, a decrease of 15.0 percent over EBIT of $29.0 million during the comparable period last year.

Net income for the quarter was $15.5 million, a decrease of 14.8 percent from $18.2 million for the first quarter of 2006. Net income per share for the first quarter of 2007 was $0.52 (diluted), compared with $0.58 (diluted) for the comparable period last year, a decrease of 10.3 percent.

Management comment on first quarter 2007 results

Stephen Morris, president and chief executive officer, Arbitron Inc., made the following comments on the first quarter 2007 results: “Arbitron is focusing its attention and its resources on the rollout of the Portable People Meter radio ratings service, which went live in Philadelphia last month. Our primary goal in 2007 is to execute successfully the initial markets in our PPM rollout, continue our steady progress toward MRC accreditation for all PPM markets, and work with the radio industry to make the transition to electronic measurement as smooth as possible.”

“With The Nielsen Company, we continue to invest in the development of Project Apollo with a goal of reaching a decision about implementation in the second half of the year. While initial results show promise, we still have further work to do to demonstrate the value of Project Apollo for advertisers and the media as well as to complete a workable business plan for Arbitron and The Nielsen Company,” said Mr. Morris.

Company Outlook for 2007

Arbitron also reiterated its previously issued revenue and earnings per share guidance for the full year 2007.

Specifically, the Company continues to expect that revenue will increase between 5.5 percent and 7.5 percent in 2007 compared to last year. Earnings per share (diluted) for the full year 2007 is expected to be between $1.30 and $1.50 versus $1.68 in 2006.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on April 19 to discuss its first quarter results and other relevant matters. To listen to the call, dial (toll free) 888-694-4641. The conference call can be accessed from outside of the United States by dialing 973-582-2734. To participate users will need to use the following code: 8623082. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media – radio, television, cable, online radio and out-of-home – as well as advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People MeterTM system, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 2,100 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company, Arbitron provides additional media and marketing research services to the broadcast television, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People MeterTM system and entering into joint-venture or other material third-party agreements;

•	effectively manage the impact of any further consolidation in the radio and advertising agency industries;

•	keep up with rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		$	%
	2007	2006	Change	Change
Revenue	$91,777	$85,088	$6,689	7.9%
Costs and expenses
Cost of revenue	32,250	24,255	7,995	33.0%
Selling, general and administrative	20,357	19,456	901	4.6%
Research and development	10,737	9,981	756	7.6%
Total costs and expenses	63,344	53,692	9,652	18.0%
Operating income	28,433	31,396	(2,963)	(9.4%)
Proportionate share of loss of affiliates	(3,756)	(2,375)	(1,381)	58.1%
Earnings before interest and income taxes	24,677	29,021	(4,344)	(15.0%)
Interest income	581	987	(406)	(41.1%)
Interest expense	95	943	(848)	(89.9%)
Earnings before income taxes	25,163	29,065	(3,902)	(13.4%)
Income tax expense	9,668	10,879	(1,211)	(11.1%)
Net income	$15,495	$18,186	$(2,691)	(14.8%)
Net income per weighted average common share
Basic	$0.52	$0.59	$(0.07)	(11.9%)
Diluted	$0.52	$0.58	$(0.06)	(10.3%)
Weighted average shares used in calculations
Basic	29,748	31,062	(1,314)	(4.2%)
Diluted	29,982	31,241	(1,259)	(4.0%)
Dividends per common share	$0.10	$0.10	—	—

Other data:
EBITDA (1)	$27,353	$31,109	$(3,756)	(12.1%)

(1) The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three Months Ended March 31, 2007 and 2006
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net income	$15,495	$18,186
Income tax expense	9,668	10,879
Net interest income	486	44
EBIT (2)	$24,677	$29,021
Depreciation and amortization	2,676	2,088
EBITDA (2)	$27,353	$31,109

(2) Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used non-GAAP financial measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by deducting net interest income from net income and adding back income tax expense to net income. EBITDA is calculated by deducting net interest income from net income and adding back income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.

Condensed Consolidated Balance Sheets
March 31, 2007 and December 31, 2006
(In thousands)

	March 31,	December 31
	2007	2006
	(Unaudited)	(Audited)

Assets:
Cash and short-term investments	$68,688	$61,265
Trade receivables	31,501	33,296
Property and equipment, net	38,752	41,470
Goodwill, net	40,558	40,558
Other assets	30,713	33,731
Total assets	$210,212	$210,320

Liabilities and Stockholders’ Equity:
Deferred revenue	$58,756	$66,875
Other liabilities	43,598	54,189
Stockholders’ equity	107,858	89,256
Total liabilities and stockholders’ equity	$210,212	$210,320